Exhibit 99.2
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, references in this report to "Tesoro Logistics LP," "TLLP," the "Partnership," "we," "us," or "our" may refer to Tesoro Logistics LP, one or more of its consolidated subsidiaries or all of them taken as a whole. Unless the context otherwise requires, references in this report to "Tesoro" or our "Sponsor" refer collectively to Tesoro Corporation and any of its subsidiaries, other than Tesoro Logistics LP, its subsidiaries and its general partner. The information presented in this Form 8-K contains the combined financial results of Tesoro Logistics LP Predecessor ("TLLP Predecessor"), our predecessor for accounting purposes, and the consolidated financial results of TLLP for the period beginning April 26, 2011, the date TLLP commenced operations. The TLLP Predecessor includes the financial results of the initial net assets contributed by Tesoro during the initial public offering through April 25, 2011.

On April 1, 2012, we entered into a transaction (the "Contribution") with Tesoro, Tesoro Refining and Marketing Company ("TRMC"), Tesoro Logistics GP, LLC ("TLGP"), and our subsidiary, Tesoro Logistics Operations LLC ("TLO"), pursuant to which TRMC contributed through TLGP and TLLP to TLO the Martinez Crude Oil Marine Terminal assets (the "Martinez Terminal"). This transaction is a transfer between entities under common control and is accounted for as if the transfer occurred at the beginning of the period presented, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method. Accordingly, the financial information contained herein of the TLLP Predecessor and TLLP have been retrospectively adjusted to include the historical results of the Martinez Terminal for all periods presented. The results of the Martinez Terminal are included in the Terminalling, Transportation and Storage segment. We refer to the historical results of the TLLP Predecessor and the Martinez Terminal collectively as our Predecessors. Our Predecessors did not record revenue for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. See "Overview and Business Strategy" for further information regarding the Contribution.

The following information concerning our results of operations and financial condition should be read in conjunction with our combined consolidated financial statements in this Form 8-K.

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Form 8-K includes and references "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, expectations regarding revenues, cash flows, capital expenditures, and other financial items. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, and profitability. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "would" and similar terms and phrases to identify forward-looking statements in this Form 8-K, which speak only as of the date the statements were made.

Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to:

•	changes in global economic conditions and the effects of the global economic downturn on Tesoro's business and the business of its suppliers, customers, business partners and credit lenders;

•	the suspension, reduction or termination of Tesoro's obligation under our commercial agreements and our operational services agreement;

•	a material decrease in Tesoro's profitability;

•	a material decrease in the crude oil produced in the Bakken Shale/Williston Basin area;

•	the risk of contract cancellation, non-renewal or failure to perform by Tesoro's customers, and Tesoro's inability to replace such contracts and/or customers;

•	Tesoro's ability to remain in compliance with the terms of its outstanding indebtedness;

•	the timing and extent of changes in commodity prices and demand for Tesoro's refined products;

•
state and federal environmental, economic, health and safety, energy and other policies and regulations, including those related to climate change and any changes therein, and any legal or regulatory investigations, delays or other factors beyond our control;

•	operational hazards inherent in refining operations and in transporting and storing crude oil and refined products;

•	the availability and costs of crude oil, other refinery feedstocks and refined products;

•	disruptions due to equipment interruption or failure at our facilities, Tesoro's facilities or third-party facilities on which Tesoro's business is dependent;

•	changes in the cost or availability of third-party vessels, pipelines and other means of delivering and transporting crude oil, feedstocks and refined products;

•	actions of customers and competitors;

•	risks related to labor relations and workplace safety;

•	earthquakes or other natural disasters affecting operations;

•	weather conditions affecting our or Tesoro's operations or the areas in which Tesoro markets its refined products;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters, including unexpected environmental remediation costs in excess of any accruals, which affect us or Tesoro;

•	changes in our cash flow from operations;

•	changes in capital requirements or in execution of planned capital projects;

•	direct or indirect effects on our business resulting from actual or threatened terrorist incidents or acts of war;

•	political developments;

•	seasonal variations in demand for refined products; and

•	changes in insurance markets impacting costs and the level and types of coverage available.
All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this Form 8-K.

OVERVIEW AND BUSINESS STRATEGY

We are a fee-based, growth-oriented Delaware limited partnership formed by Tesoro to own, operate, develop and acquire logistics assets. Our logistics assets are integral to the success of Tesoro's refining and marketing operations and are used to gather crude oil and to distribute, transport and store crude oil and refined products. Upon completion of the Contribution, our assets consist of a crude oil gathering system in the Bakken Shale/Williston Basin area of North Dakota and Montana, eight refined products terminals in the midwestern and western United States, one crude oil marine terminal in California, a crude oil and refined products storage facility and five related short-haul pipelines in Utah.

Effective April 1, 2012, as part of our strategy to make capital investments to expand our existing asset base, we acquired Tesoro's Martinez Crude Oil Marine Terminal in the Contribution pursuant to which Tesoro contributed the Martinez Terminal to the Partnership in exchange for consideration of $75.0 million, comprised of $67.5 million in cash financed with borrowings under the TLLP revolving credit facility and the issuance of equity with a combined fair value of $7.5 million. The assets included in the Contribution include a single-berth dock, which has an estimated throughput capacity of approximately 145,000 barrels per day ("bpd"), five associated crude oil storage tanks with a combined capacity of 425,000 barrels, five short-haul pipelines and two firewater tanks with 48,000 barrels of shell capacity.

The single-berth dock and related leasehold improvements are situated on an offshore parcel of land that is currently being leased by Tesoro from the California State Lands Commission under a term lease (the "Martinez Terminal Lease"). The Martinez Terminal Lease, related leasehold improvements and the short-haul pipelines will not be legally transferred to TLLP until the Wharf Lease is renewed and extended, and the transfer is approved by the California State Lands Commission.

The financial information contained herein includes, for each period presented, the assets, liabilities, equity and results of operations of our Predecessors and the Partnership. Transfers of a business between entities under common control are accounted for as if the transfer occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information. Accordingly, our financial information includes the historical results of our Predecessors (for all periods presented) and the results of TLLP (for the period beginning April 26, 2011). The financial statements of our Predecessors have been prepared from the separate records maintained by Tesoro and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessors had been operated as an unaffiliated entity. Most notably, this applies to the revenue associated with the terms of the commercial agreements as our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services.

The Partnership generates revenue by charging fees for gathering, transporting and storing crude oil and for terminalling, transporting and storing crude oil and refined products. Since we do not own any of the crude oil or refined products that we handle nor engage in the trading of crude oil or refined products, we have minimal direct exposure to risks associated with commodity price fluctuations. However, these risks indirectly influence our activities and results of operations over the long term through their effects on our customers' operations. Currently, substantially all of our revenue is derived from Tesoro under various long-term, fee-based commercial agreements that generally include minimum volume commitments.

The Partnership is not a taxable entity for federal and state income tax purposes. Instead, each partner of the Partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its federal and state income tax liabilities, regardless of whether cash distributions are made to the partner by the partnership. The taxable income reportable to each partner takes into account differences between the tax bases and financial reporting bases of assets and liabilities, the acquisition price of their units and the taxable income allocation requirements under the partnership agreement.

Strategy and Goals

Our primary business objectives are to maintain stable cash flows and to increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

•	focus on opportunities to provide committed fee-based logistics services to Tesoro and third parties;

•
evaluate investment opportunities to make capital investments to expand our existing asset base that may arise from the growth of Tesoro's refining and marketing business or from increased third-party activity;

•	pursue accretive acquisitions of complementary assets from Tesoro as well as third parties; and

•	seek to enhance the profitability of our existing assets by pursuing opportunities to add Tesoro and third-party volumes, improve operating efficiencies and increase utilization.

Since the closing of the initial public offering (the "Offering") on April 26, 2011, we have been implementing our strategy and goals discussed above to grow our distributable cash flow. Relative to these goals, in 2011:

•	we have moved Tesoro volumes from third-party assets to our assets and improved utilization;

•	we amended the trucking transportation services agreement to extend the term from two to five years and to grow the minimum volume commitment over a period of two years;

•	we began capital improvements to create the new Connolly hub for pipeline gathered Bakken crude west of Dunn Center;

•
we invested in additional assets to establish an interconnection between the Rangeland Energy, LLC unit train unloading facility and pipeline that are currently under construction on our High Plains system; and

•	we invested capital to expand the services offered and capacity of our terminals including the addition of ethanol blending capabilities at our Salt Lake City ("SLC") and Burley terminals.

Further, we completed the Contribution of the Martinez Terminal effective April 1, 2012, which is expected to add approximately 70,000 bpd of terminalling throughput with a wharf capacity of 145,000 bpd and storage capacity of 425,000 barrels.

Throughout 2012 and beyond, we intend to continue to implement this strategy and have announced plans to:

•	expand our assets on the High Plains system in support of Tesoro's increased demand for Bakken crude oil, including:

◦
growing our pipeline gathering system to deliver an additional 10,000 bpd to Tesoro's North Dakota refinery and deliver 30,000 bpd to Rangeland's facility to support Tesoro's announced strategy to move Bakken crude oil to its Washington refinery;

◦
growing trucking volumes to 35,000 bpd by expanding our proprietary fleet, which should capture cost and operating efficiencies, and through the opportunities provided by the amended trucking transportation agreement; and

◦	adding other origin and destination points on the High Plains system to increase volumes by 10,000 bpd;

•	increase throughput at our Los Angeles terminal by 5,000 bpd beginning in February 2012 after we have secured permits for higher ethanol volumes; and

•
increase our terminalling volumes by 25,000 bpd by year-end 2013 by expanding capacity at our Los Angeles, Mandan and Stockton terminals and by growing our third-party services at our Boise, Burley, Vancouver and Stockton terminals. A project for waxy crude offloading, originally planned for 2013, with throughput of 20,000 bpd has been rescheduled for 2014 to coincide with maintenance downtime at Tesoro's SLC refinery.

Commercial Agreements with Tesoro

The commercial agreements described below became effective on April 26, 2011, concurrently with the closing of the Offering, unless otherwise noted. The fees under each of these commercial agreements, except for the amended trucking transportation services agreement, are indexed for inflation and apply only to services TLLP provides to Tesoro. The fees under the amended trucking transportation services agreement are adjusted annually on July 1 as a result of a competitive bidding process. We believe the terms and conditions under these agreements, as well as our other initial agreements with Tesoro described below, are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services.

Each of the original commercial agreements, other than the trucking transportation services agreement, gives Tesoro the option to renew for two five-year terms. The amended trucking transportation services agreement will renew automatically for one five-year term unless earlier terminated by TLLP or Tesoro. These agreements include provisions that permit Tesoro to suspend, reduce or terminate its obligations under the applicable agreement if certain events occur; provided, however, that Tesoro will still be responsible for one year of continuing minimum payments. These events include Tesoro deciding to permanently or indefinitely suspend refining operations at one or more of its refineries that will impact the use of these assets under these agreements, as well as certain extraordinary events beyond the control of us, or Tesoro, that would prevent us from performing required services under the applicable agreement.

Crude Oil Gathering

High Plains Pipeline Gathering and Transportation.  The Partnership entered into a 10-year pipeline transportation services agreement with Tesoro, which we refer to as our High Plains Pipeline transportation services agreement. Under this agreement, we charge Tesoro for transporting crude oil from North Dakota origin points on our High Plains system pursuant to both committed and uncommitted North Dakota Public Service Commission ("NDPSC") tariff rates, and Tesoro is obligated to transport an average of at least 49,000 bpd of crude oil each month at the committed rate from North Dakota origin points to Tesoro's North Dakota refinery.

Further, we expect to receive additional revenues from Tesoro for North Dakota intrastate shipments in excess of 49,000 bpd each month, which are paid at the uncommitted NDPSC tariff rate of $0.11 per barrel lower than the committed NDPSC tariff rate for each North Dakota origin point. The committed and uncommitted tariff rates were adjusted on July 1, 2011 for an annual escalation of approximately 7%, which included an adjustment for the change in the producer price index for finished goods plus 2.65% as prescribed by the indexing methodology. We also expect to receive revenues from Tesoro for interstate shipment of crude oil volumes from Montana and other interstate pipeline origin points, for which the Federal Energy Regulatory Commission ("FERC") interstate tariff rates apply.

High Plains Truck Gathering.  The Partnership entered into a trucking transportation services agreement with Tesoro under which we provide truck-based crude oil gathering services to Tesoro. Under the agreement, Tesoro is obligated to pay us a per barrel transportation fee for trucking related services and scheduling and dispatching services related to the gathering and delivery of a minimum volume of crude oil equal to an average of 22,000 bpd each month that we provide through our truck-based crude oil gathering operation. The transportation fee was adjusted July 1, 2011 to $2.76 per barrel for an annual inflation escalation of $0.04, an increase of nearly 2%, which includes adjustment factors for diesel fuel price and average mileage.

Under the agreement, Tesoro pays the Partnership uncommitted tank usage fees of $0.15 on each barrel that is delivered by truck to our proprietary tanks located adjacent to injection points along our High Plains system. The Partnership may also provide additional trucking transportation services to other destination points outlined under the supplemental trucking services agreement with Tesoro, effective July 1, 2011, for fees ranging from $2.76 to $3.80 per barrel without minimum volume commitment.

The agreement was amended, effective January 1, 2012, to extend the term to five years and provide for a mileage-based trucking rate composed of a dispatch fee component and a mileage rate component with the total trucking fee per barrel on individual loads initially ranging from $2.04 per barrel to $6.66 per barrel depending on length of haul. The amended agreement will continue to coordinate the collection, transportation and delivery of crude oil acquired by Tesoro in Montana and North Dakota and intended for delivery by truck into the High Plains system, but extends the scope to include any other destinations (including third-party destinations) in Montana and North Dakota.

Tesoro will continue to pay the Partnership uncommitted tank usage fees of approximately $0.15 on each barrel that is delivered by truck to our proprietary tanks located adjacent to injection points along our High Plains system. Under the amended agreement, upon completion of the Partnership's new gathering hub and the initial gathering pipeline at the Connolly location on our High Plains system, the minimum volume commitment will decrease to an average of 20,500 bpd each month and then subsequently increase to 25,500 bpd each month beginning in April 2012, and further increase to 30,500 bpd each month beginning in April 2013.

Terminalling, Transportation and Storage

Martinez Marine Terminal Use and Throughput Agreement. The Partnership entered into a 10-year use and throughput agreement with Tesoro in connection with the Contribution of the Martinez Terminal, effective April 1, 2012, under which they are obligated to transport an average of at least 65,000 bpd of crude oil per month at a throughput and tankage fee of $0.55 per barrel. An excess volume throughput fee of $0.10 per barrel will be charged for monthly average volumes in excess of 70,000 bpd. In addition, Tesoro will pay a $30,000 per month fee for unlimited use of the refined products pipeline from Tesoro's Martinez refinery to a third-party terminal.

Terminalling Services.  The Partnership entered into a 10-year master terminalling services agreement with Tesoro under which they are obligated to throughput minimum volumes of refined products equal to an aggregate average of 100,000 bpd each month among our eight refined products terminals and pay us throughput fees for each barrel distributed through our terminals in addition to separate fees, ranging from $0.07 to $1.05 per barrel, for providing related ancillary services such as ethanol blending and additive injection. The fees under the master terminalling services agreement were adjusted on July 1, 2011 for an annual inflation escalation of nearly 2%. The agreement was amended, effective December 1, 2011, to include additional ancillary services to be provided at certain of our terminals.

In addition, we expect to generate additional, uncommitted fee-based revenues from terminalling third-party volumes and volumes from Tesoro in excess of its minimum commitments and from related ancillary services under the master terminalling services agreement.

SLC Pipeline Transportation Services.  The Partnership entered into a 10-year pipeline transportation services agreement with Tesoro under which Tesoro pays us a $0.25 per barrel transportation fee for transporting minimum volumes of crude oil and refined products equal to an average of 54,000 bpd each month on our five SLC short-haul pipelines.

SLC Storage and Transportation Services.  The Partnership entered into a 10-year storage and transportation services agreement with Tesoro under which Tesoro pays us a per barrel fee on shell capacity each month for storing crude oil and refined products at our SLC storage facility and transporting crude oil and refined products between the storage facility and Tesoro's Utah refinery through our interconnecting pipelines. Tesoro's fees under the SLC storage and transportation services agreement are for the exclusive use of the existing shell capacity of our storage facility (currently 878,000 barrels) and the existing capacity on our interconnecting pipelines, regardless of whether Tesoro fully utilizes all of its contracted capacity. Effective July 1, 2011, the per barrel fee was adjusted $0.01 for annual inflation escalation up to $0.51 per barrel per month.

Other Agreements with Tesoro

In addition to the commercial agreements described above, we also entered into or are contemplating entering into the following agreements with Tesoro:

Amended and Restated Omnibus Agreement.  The Partnership entered into an omnibus agreement with Tesoro at the closing of the Offering. Effective April 1, 2012, the Partnership entered into an amended and restated omnibus agreement ("Amended Omnibus Agreement") with Tesoro in connection with the Contribution of the Martinez Terminal, under which Tesoro agrees not to compete with us under certain circumstances. Additional contributions from Tesoro to the Partnership, including the assets in the Contribution, are governed by the Amended Omnibus Agreement. It also grants us a right of first offer to acquire certain of Tesoro's retained logistics assets, including certain terminals, pipelines, docks, storage facilities and other related assets located in California, Alaska and Washington. Further, the Amended Omnibus Agreement addresses our payment of an annual fee, initially in the amount of $2.5 million, to Tesoro for the provision of various general and administrative services. Tesoro also reimburses the Partnership for certain maintenance and expansion capital expenditures that are recorded as capital contributions, and Tesoro indemnifies us for certain matters, including environmental, title and tax matters associated with the ownership or operation of our assets arising at or before the closing of the Offering on April 26, 2011 or the Contribution of the Martinez Terminal.

Indemnification for unknown environmental and title liabilities is limited to pre-closing conditions identified prior to the earlier of April 26, 2016, and the date that Tesoro no longer controls our general partner (provided that, in any event, such date shall not be earlier than April 26, 2013). Under the Amended Omnibus Agreement, the aggregate annual deductible for each type (unknown environmental liabilities or title matters) of liability was increased from $0.25 million to $0.4 million before we are entitled to indemnification in any calendar year. We have agreed to indemnify Tesoro for events and conditions associated with the ownership or operation of our assets that occur after the closing of the Offering.

Unit Train Unloading Facility. Tesoro has announced that it expects to offer the Anacortes, Washington unit train unloading facility to the Partnership. It is expected that the project will be completed as early as September 2012. The project includes unloading facilities for dedicated trains of rail cars ("unit trains") and is expected to deliver up to 30,000 bpd of Bakken crude oil to Tesoro's Washington refinery.

Amended and Restated Operational Services Agreement.  The Partnership entered into an operational services agreement with Tesoro at the closing of the Offering. Effective April 1, 2012, the Partnership entered into an amended and restated operational services agreement with Tesoro in connection with the Contribution of the Martinez Terminal, under which we reimburse Tesoro for the provision of certain operational services to us in support of our pipelines, terminals and storage facilities. In addition, we pay Tesoro an annual fee, which increased from $0.3 million to $1.5 million in the amended and restated agreement, for operational services performed by certain of Tesoro's field-level employees.

How We Evaluate Our Operations

Our management uses a variety of financial and operating metrics to analyze operating segment performance. These metrics are significant factors in assessing our operating results and profitability and include: (1) volumes (including pipeline throughput, crude oil trucking volumes and crude oil and refined products terminal volumes); (2) operating and maintenance expenses; (3) earnings before interest, income taxes, depreciation and amortization expense ("EBITDA"); and (4) Distributable Cash Flow.

Volumes.  The amount of revenue we generate primarily depends on the volumes of crude oil and refined products that we handle with our pipeline and trucking operations and our terminal assets. These volumes are affected by the supply of, and demand for, crude oil and refined products in the markets served directly or indirectly by our assets. Although Tesoro has committed to minimum volumes under the commercial agreements described above, our results of operations will be impacted by our ability to:

•	utilize the remaining uncommitted capacity on, or add additional capacity to, our High Plains system, and to optimize the entire system;

•
increase throughput volumes on our High Plains system by making connections to existing or new third-party pipelines or rail loading facilities, which will be driven by the anticipated supply of and demand for additional crude oil produced from the Bakken Shale/Williston Basin area;

•	increase throughput volumes at our crude oil and refined products terminals and provide additional ancillary services at those terminals, such as ethanol blending and additive injection; and

•	identify and execute organic expansion projects, and capture incremental Tesoro or third-party volumes.

Additionally, increased throughput will depend on Tesoro transferring volumes that it currently distributes through competing terminals to our Vancouver, Stockton and Los Angeles terminals.

Operating and Maintenance Expenses.  We manage our operating and maintenance expenses in tandem with meeting our environmental and safety requirements and objectives and maintaining the integrity of our assets.  Our operating expenses are comprised primarily of labor expenses, repairs and other maintenance costs, lease costs and utility costs.  These expenses generally remain stable across broad ranges of throughput volumes, but can fluctuate from period to period depending on the mix of activities performed during that period and the timing of those expenses.  In addition, we incur contract labor costs for trucking services and additive costs at our terminals that vary based on throughput volumes. We seek to manage our maintenance expenditures on our pipelines and terminals by scheduling maintenance over time to avoid significant variability in our maintenance expenditures and minimize their impact on our cash flows.

Our operating and maintenance expenses are also affected by the imbalance gain and loss provisions in our commercial agreements with Tesoro. Under our High Plains Pipeline transportation services agreement, we retain 0.20% of the crude oil shipped on our High Plains Pipeline, and we bear any crude oil volume losses in excess of that amount. Under our master terminalling services agreement, we retain 0.25% of the refined products we handle at our Anchorage, Boise, Burley, Stockton and Vancouver terminals for Tesoro, and we bear any refined product volume losses in excess of that amount. The value of any crude oil or refined product imbalance losses resulting from these contractual provisions is determined by using the monthly average market price for the applicable commodity, less a specified discount. Any imbalances under these provisions reduce our operating and maintenance expenses in the period in which they are realized to the extent they are within the loss allowance and increase our operating and maintenance expenses in such period to the extent they exceed the loss allowance.

EBITDA and Distributable Cash Flow. We define EBITDA as net income (loss) before net interest and financing costs and depreciation and amortization expense. We define distributable cash flow as EBITDA less cash interest paid, deferred revenue related to shortfall payments (if any) and maintenance capital expenditures, plus reimbursement by Tesoro for certain maintenance capital expenditures and non-cash unit-based compensation expense. EBITDA and distributable cash flow are not measures prescribed by accounting principles generally accepted in the United States of America ("U.S. GAAP") but are supplemental financial measures that are used by management and may be used by external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The U.S. GAAP measures most directly comparable to EBITDA are net income (loss) and net cash from (used in) operating activities. EBITDA should not be considered as an alternative to U.S. GAAP net income (loss) or net cash from (used in) operating activities. EBITDA has important limitations as an analytical tool, because it excludes some, but not all, items that affect net income (loss) and net cash from (used in) operating activities. You should not consider EBITDA in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Our definition of EBITDA may not be comparable to similarly titled measures of other companies, because it may be defined differently by other companies in our industry, thereby diminishing its utility.

We believe that the presentation of distributable cash flow will provide useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating. The U.S. GAAP measure most directly comparable to distributable cash flow is net income. The amounts included in the calculation of distributable cash flow are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures and reimbursement by Tesoro for certain maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income (loss) or operating income as an indication of our operating performance or as a substitute for analysis of our results as reported under U.S. GAAP. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies, because it may be defined differently by other companies in our industry, thereby diminishing its utility.

Factors Affecting the Comparability of Our Financial Results

The Partnership's future results of operations may not be comparable to the Predecessors' historical results of operations for the reasons described below:

Revenues.  There are differences in the way our Predecessors recorded revenues and the way the Partnership records revenues. Our assets have historically been a part of the integrated operations of Tesoro, and our Predecessors generally recognized only the costs and did not record revenue associated with the trucking, terminalling, storage and short-haul pipeline transportation services provided to Tesoro on an intercompany basis, including services provided at the Martinez Terminal. Accordingly, the revenues in our Predecessors' historical combined financial statements relate only to amounts received from third parties for these services and amounts received from Tesoro with respect to transportation regulated by the FERC and the NDPSC on our High Plains system.

The Partnership's revenues are generated by existing third-party contracts and from commercial agreements we entered into with Tesoro at the closing of the Offering, and subsequent to the Offering, under which Tesoro pays us fees for gathering crude oil and distributing, transporting and storing crude oil and refined products. The commercial agreements with Tesoro are described in "Commercial Agreements with Tesoro."

General and Administrative Expenses.  Our Predecessors' general and administrative expenses included direct charges for the management and operation of our logistics assets and certain expenses allocated by Tesoro for general corporate services, such as treasury, accounting and legal services. These expenses were charged, or allocated, to our Predecessors based on the nature of the expenses.

Tesoro continues to charge the Partnership a combination of direct charges for the management and operation of our logistics assets and a fixed annual fee for general corporate services, such as treasury, accounting and legal services. We also incur additional incremental general and administrative expenses as a result of being a separate publicly-traded partnership.

Financing.  There are differences in the way the Partnership finances operations as compared to the way our Predecessors financed their operations. Historically, our Predecessors' operations were financed as part of Tesoro's integrated operations and our Predecessors did not record any separate costs associated with financing its operations. Additionally, our Predecessors largely relied on internally generated cash flows and capital contributions from Tesoro to satisfy its capital expenditure requirements. The Partnership expects ongoing sources of liquidity to include cash generated from operations, reimbursement by Tesoro for certain capital expenditures, borrowings under our revolving credit facility and issuances of additional debt and equity securities.

RESULTS OF OPERATIONS

The discussion and analysis of the factors contributing to our results of operations presented below includes the combined financial results of our Predecessors and the consolidated financial results of TLLP (for the period beginning April 26, 2011). The financial statements, together with the following information, are intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.

Combined Overview

The following table and discussion is a summary of our results of operations for the years ended December 31, 2011, 2010 and 2009 including a reconciliation of EBITDA to net income (loss) and net cash from (used in) operating activities and distributable cash flow to net income (in thousands, except unit and per unit amounts):

	Years Ended December 31,
	2011	2010	2009
REVENUES (a)	$80,946	$23,300	$22,659
COSTS AND EXPENSES
Operating and maintenance expenses	41,400	40,953	37,022
Depreciation and amortization expenses	10,127	10,056	10,876
General and administrative expenses	8,384	3,578	3,637
Loss on asset disposals	26	830	1,114
Total Costs and Expenses	59,937	55,417	52,649
OPERATING INCOME (LOSS)	21,009	(32,117)	(29,990)
Interest and financing costs, net	(1,610)	—	—
NET INCOME (LOSS)	19,399	(32,117)	(29,990)
Less: Loss attributable to Predecessors	(15,169)	(32,117)	(29,990)
Net income attributable to partners	34,568	—	—
Less: General partner's interest in net income	692	—	—
Limited partners' interest in net income	$33,876	$—	$—

Net income per limited partner unit:
Common (basic and diluted)	$1.11
Subordinated - Tesoro (basic and diluted)	$1.11

Weighted average limited partner units outstanding:
Common units - basic	15,254,890
Common units - diluted	15,282,366
Subordinated units - Tesoro (basic and diluted)	15,254,890

EBITDA (b)	$31,136	$(22,061)	$(19,114)
Distributable Cash Flow (b)	23,533
_____________
(a) Our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. Volumes for all periods presented include both affiliate and third-party throughput.
(b) For a definition of EBITDA and distributable cash flow, see "How We Evaluate Our Operations - EBITDA and Distributable Cash Flow." Distributable cash flow for the year ended December 31, 2011 includes net losses related to our Predecessors.
(c) Maintenance capital expenditures include expenditures required to maintain equipment, reliability, tankage and pipeline integrity and safety, and to address environmental regulations.

	Years Ended December 31,
	2011	2010	2009
Reconciliation of EBITDA to Net Income (Loss):
Net income (loss)	$19,399	$(32,117)	$(29,990)
Add: Depreciation and amortization expenses	10,127	10,056	10,876
Add: Interest and financing costs, net	1,610	—	—
EBITDA (b)	$31,136	$(22,061)	$(19,114)

Reconciliation of EBITDA to Net Cash from (used in) Operating Activities:
Net cash from (used in) operating activities	$28,478	$(21,031)	$(20,945)
Less: Changes in assets and liabilities	(1,973)	200	(2,945)
Less: Amortization of debt issuance costs	420	—	—
Less: Unit-based compensation expense	479	—	—
Less: Loss on asset disposals	26	830	1,114
Add: Interest and financing costs, net	1,610	—	—
EBITDA (b)	$31,136	$(22,061)	$(19,114)

Reconciliation of Distributable Cash Flow to Net Income:
Net income	$19,399
Add: Depreciation and amortization expenses	10,127
Add: Interest and financing costs, net	1,610
Less: Cash interest paid, net	1,165
Less: Maintenance capital expenditures (c)	6,925
Add: Reimbursement for maintenance capital expenditures (c)	8
Add: Non-cash unit-based compensation expense	479
Distributable Cash Flow (b)	$23,533

The following table is a summary of our results of operations for the year ended December 31, 2011, disaggregated to present the results of operations of our Predecessors and of TLLP (for the period beginning April 26, 2011) (in thousands):

	Predecessors	Tesoro Logistics LP	Year ended December 31, 2011

REVENUES (a)
Crude Oil Gathering	$7,307	$37,652	$44,959
Terminalling, Transportation and Storage	891	35,096	35,987
Total Revenues	8,198	72,748	80,946
COSTS AND EXPENSES
Operating and maintenance expenses	16,986	24,414	41,400
Depreciation and amortization expenses	4,402	5,725	10,127
General and administrative expenses	1,954	6,430	8,384
Loss on asset disposals	25	1	26
Total Costs and Expenses	23,367	36,570	59,937
OPERATING INCOME (LOSS)	(15,169)	36,178	21,009
Interest and financing costs, net	—	(1,610)	(1,610)
NET INCOME (LOSS)	$(15,169)	$34,568	$19,399

Reconciliation of EBITDA to Net Income (Loss):
Net income (loss)	$(15,169)	$34,568	$19,399
Add: Depreciation and amortization expenses	4,402	5,725	10,127
Add: Interest and financing costs, net	—	1,610	1,610
EBITDA (b)	$(10,767)	$41,903	$31,136

Reconciliation of EBITDA to Net Cash from (used in) Operating Activities:
Net cash from (used in) operating activities	$(9,876)	$38,354	$28,478
Less: Changes in assets and liabilities	866	(2,839)	(1,973)
Less: Amortization of debt issuance costs	—	420	420
Less: Unit-based compensation expense	—	479	479
Less: Loss on asset disposals	25	1	26
Add: Interest and financing costs, net	—	1,610	1,610
EBITDA (b)	$(10,767)	$41,903	$31,136

Reconciliation of Distributable Cash Flow to Net Income (Loss):
Net income (loss)	$(15,169)	$34,568	$19,399
Add: Depreciation and amortization expenses	4,402	5,725	10,127
Add: Interest and financing costs, net	—	1,610	1,610
Less: Cash interest paid, net	—	1,165	1,165
Less: Maintenance capital expenditures (c)	5,181	1,744	6,925
Add: Reimbursement for maintenance capital expenditures (c)	—	8	8
Add: Non-cash unit-based compensation expense	—	479	479
Distributable Cash Flow (b)	$(15,948)	$39,481	$23,533
_____________
(a) Our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services, see "Factors Affecting the Comparability of Our Financial Results - Revenues."
(b) For a definition of EBITDA and distributable cash flow, see "How We Evaluate Our Operations - EBITDA and Distributable Cash Flow." Distributable cash flow for the year ended December 31, 2011 includes net losses related to our Predecessors.
(c) Maintenance capital expenditures include expenditures required to maintain equipment, reliability, tankage and pipeline integrity and safety, and to address environmental regulations.

Summary

Our net income for the year ended December 31, 2011 increased $51.5 million to $19.4 million from a net loss of $32.1 million for the year ended December 31, 2010. The increase in net income was primarily due an increase in revenues of $57.6 million to $80.9 million primarily attributable to the effect of the new commercial agreements with Tesoro. The increase in net income during 2011 relative to 2010 was partially offset by the following:

•
an increase in general and administrative expenses of $4.8 million as a result of increased cost allocations of certain direct employee costs, additional expenses related to being a publicly traded partnership, expenses associated with TLLP unit-based compensation and the effect of omnibus agreement expenses; and

•	an increase in operating and maintenance expenses of $0.4 million, or 1%, mainly related to higher repairs and maintenance and contract labor expenses.

Our net loss for the year ended December 31, 2010 increased $2.1 million, or 7%, to $32.1 million from a net loss of $30.0 million for the year ended December 31, 2009. The increase in net loss was primarily due to an increase in operating and maintenance expenses of $3.9 million, or 11%, attributable to higher trucking-related expenses and increased environmental accruals at certain of our terminals. The increase in net loss during 2010 relative to 2009 was partially offset by the following:

•	a decrease in depreciation and amortization expenses of $0.8 million, or 8%, related to accelerated depreciation on a portion of our Los Angeles terminal that was retired in 2009;

•	an increase in revenues of $0.6 million, or 3%, to $23.3 million primarily attributable to higher average tariff rates per barrel and higher third-party throughput volumes at certain terminals; and

•	a decrease in loss on asset disposals of $0.3 million, or 25%, also related to the retirement of assets at our Los Angeles terminal.

Crude Oil Gathering Segment

The following table and discussion is an explanation of our results of operations of the Crude Oil Gathering segment for the years ended December 31, 2011, 2010 and 2009 (in thousands, except barrel and per barrel amounts):

	Years Ended December 31,
	2011	2010	2009
REVENUES
Pipeline revenues	$26,839	$19,592	$19,422
Trucking revenues	18,120	—	—
Total Revenues	44,959	19,592	19,422
COSTS AND EXPENSES
Operating and maintenance expenses	23,721	19,622	18,917
Depreciation and amortization expenses	3,141	3,097	3,073
General and administrative expenses	1,304	563	536
(Gain) loss on asset disposals	(10)	62	45
Total Costs and Expenses	28,156	23,344	22,571
CRUDE OIL GATHERING SEGMENT OPERATING INCOME (LOSS)	$16,803	$(3,752)	$(3,149)
VOLUMES (bpd)
Pipeline (a)	57,900	50,695	52,806
Average pipeline revenue per barrel (b)	$1.27	$1.06	$1.01
Trucking	24,059	23,305	22,963
Average trucking revenue per barrel (b) (c)	$2.06
____________
(a) Also includes barrels that were gathered and then delivered into our High Plains Pipeline by truck.
(b) Management uses average revenue per barrel and storage revenue per barrel on shell capacity to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by the number of days in the period divided by throughput (bpd). We calculate storage revenue per barrel on shell capacity as revenue divided by number of months in the period divided by shell capacity barrels. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

(c)
Our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. Volumes for all periods presented include both affiliate and third-party throughput.

The following table is a summary of our Crude Oil Gathering segment for the year ended December 31, 2011, disaggregated to present the results of operations of the TLLP Predecessor and of TLLP (for the period beginning April 26, 2011) (in thousands, except barrel and per barrel amounts):

	Tesoro Logistics LP Predecessor	Tesoro Logistics LP	Year ended December 31, 2011
REVENUES
Pipeline revenues	$7,307	$19,532	$26,839
Trucking revenues	—	18,120	18,120
Total Revenues	7,307	37,652	44,959
COST AND EXPENSES
Operating and maintenance expenses	6,049	17,672	23,721
Depreciation and amortization expenses	916	2,225	3,141
General and administrative expenses	198	1,106	1,304
Gain on asset disposals	—	(10)	(10)
Total Costs and Expenses	7,163	20,993	28,156
CRUDE OIL GATHERING SEGMENT OPERATING INCOME	$144	$16,659	$16,803
VOLUMES (bpd)
Pipeline (a)	56,118	58,720	57,900
Average pipeline revenue per barrel (b)	$1.13	$1.33	$1.27
Trucking	22,331	24,854	24,059
Average trucking revenue per barrel (b) (c)		$2.92	$2.06

2011 Compared to 2010

Volumes. Average pipeline and trucking volumes increased 7,205 bpd, or 14%, and 754 bpd, or 3%, respectively, in 2011 compared to 2010 as a result of increased refinery throughputs at Tesoro's North Dakota refinery including the effects of a scheduled turnaround at the refinery in 2010.

Financial Results. Revenues increased $25.4 million to $45.0 million in 2011 compared to $19.6 million in 2010 primarily as a result of the two-year trucking transportation services agreement with Tesoro that went into effect at the closing of the Offering. Historically, the TLLP Predecessor generally recognized only the costs and did not record revenue associated with trucking services provided to Tesoro on an intercompany basis. Accordingly, the revenues in the TLLP Predecessor's historical combined financial statements relate only to amounts received from third parties and Tesoro with respect to transportation regulated by the FERC and the NDPSC on our High Plains system. In addition to the new trucking transportation services agreement, pipeline volumes increased over 2010, higher NDPSC tariff rates for the High Plains system went into effect in January 2011 and higher committed rates went into effect at the time of the Offering related to the 10-year pipeline transportation services agreement.

Segment operating income rose $20.6 million to $16.8 million in 2011 from an operating loss of $3.8 million in 2010 as a result of increased revenues. Operating and maintenance expenses increased $4.1 million, or 21%, to $23.7 million in 2011 compared to $19.6 million in 2010 primarily due to an increase in contract labor expense due to higher rates and fuel surcharges for trucking services and an increase in repairs and maintenance on our pipeline right-of-way as a result of adverse weather conditions in 2011. These expenses were partially offset by higher imbalance settlement gains of $0.7 million.

Depreciation and amortization expense was relatively unchanged at $3.1 million for 2011 compared to 2010 as minor amounts of assets were placed in service during or between the periods. General and administrative expenses increased $0.7 million to $1.3 million in 2011 compared to $0.6 million in 2010 due to increased expenses for certain allocated employee related costs. The TLLP Predecessor's general and administrative expenses included direct charges for the management and operation of our logistics assets and certain expenses allocated by Tesoro for general corporate services. Although Tesoro continues to charge the Partnership a similar combination of direct charges, the amounts allocated increased as a result of additional operational administrative resources utilized for management and growth of our assets.

2010 Compared to 2009

Volumes. Average pipeline throughput decreased 2,111 bpd, or 4%, due to a scheduled turnaround at Tesoro's North Dakota refinery in 2010. Average trucking volumes increased 342 bpd, or 1%, as a result of increased demand for trucking services for use of alternative delivery locations during the North Dakota refinery turnaround.

Financial Results. Revenues increased $0.2 million, or 1%, to $19.6 million for 2010 compared to $19.4 million in 2009. Although average pipeline throughput decreased as discussed above, tariff revenue was supported by higher average tariff rates per barrel and an increase in the percentage of total volume consisting of pipeline-gathered barrels, which are charged a higher tariff rate.

Operating and maintenance expenses increased $0.7 million, or 4%, to $19.6 million in 2010 compared to $18.9 million in 2009 as a result of increased costs for contract labor and truck lease expenses due to increased demand for trucking services. The increase was partially offset by higher imbalance settlement gains of $1.7 million during 2010 and a decrease in nonrecurring environmental expenses.

Depreciation and amortization expense was unchanged at $3.1 million for 2010 compared to 2009 as minor amounts of assets were placed in service or retired during both years. General and administrative expenses were relatively flat at approximately $0.6 million in 2010 compared to 2009.

Terminalling, Transportation and Storage Segment

The following table and discussion is an explanation of our results of operations of the Terminalling, Transportation and Storage segment, including the historical results of the Martinez Terminal, for the years ended December 31, 2011, 2010 and 2009 (in thousands, except barrel and per barrel amounts):

	Years Ended December 31,
	2011	2010	2009
REVENUES (a)
Terminalling revenues	$28,046	$3,708	$3,237
Short-haul pipeline transportation revenues	4,313	—	—
Storage revenues	3,628	—	—
Total Revenues	35,987	3,708	3,237
COSTS AND EXPENSES
Operating and maintenance expenses	17,679	21,331	18,105
Depreciation and amortization expenses	6,986	6,959	7,803
General and administrative expenses	1,960	786	875
Loss on asset disposals	36	768	1,069
Total Costs and Expenses	26,661	29,844	27,852
TERMINALLING, TRANSPORTATION AND STORAGE SEGMENT OPERATING INCOME (LOSS)	$9,326	$(26,136)	$(24,615)
VOLUMES (bpd)
Terminalling throughput	196,126	162,910	173,969
Average terminalling revenue per barrel (a) (b)	$0.39
Short-haul pipeline transportation throughput	65,636	60,666	62,822
Average short-haul pipeline transportation revenue per barrel (a) (b)	$0.18
Storage capacity reserved (shell capacity barrels)	878,000	878,000	878,000
Storage revenue per barrel on shell capacity (per month) (a) (b)	$0.50
____________
(a) Our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. Volumes for all periods presented include both affiliate and third-party throughput.
(b) Management uses average revenue per barrel and storage revenue per barrel on shell capacity to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by the number of days in the period divided by throughput (bpd). We calculate storage revenue per barrel on shell capacity as revenue divided by number of months in the period divided by shell capacity barrels. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

The following table is a summary of our Terminalling, Transportation and Storage segment for the year ended December 31, 2011, disaggregated to present the results of operations of our Predecessors and of TLLP (for the period beginning April 26, 2011) (in thousands, except barrel and per barrel amounts):

	Predecessors (a)	Tesoro Logistics LP	Year ended December 31, 2011
REVENUES
Terminalling revenues	$891	$27,155	$28,046
Short-haul pipeline transportation revenues	—	4,313	4,313
Storage revenues	—	3,628	3,628
Total Revenues	891	35,096	35,987
COSTS AND EXPENSES
Operating and maintenance expenses	10,937	6,742	17,679
Depreciation and amortization expenses	3,486	3,500	6,986
General and administrative expenses	494	1,466	1,960
Loss on asset disposals	25	11	36
Total Costs and Expenses	14,942	11,719	26,661
TERMINALLING, TRANSPORTATION AND STORAGE SEGMENT OPERATING INCOME (LOSS)	$(14,051)	$23,377	$9,326
VOLUMES (bpd)
Terminalling throughput	184,309	139,442	196,126
Average terminalling revenue per barrel (a) (b)	$0.04	$0.78	$0.39
Short-haul pipeline transportation throughput	60,047	68,207	65,636
Average short-haul pipeline transportation revenue per barrel (a) (b)		$0.25	$0.18
Storage capacity reserved (shell capacity barrels)	878,000	878,000	878,000
Storage revenue per barrel on shell capacity (per month) (a) (b)		$0.51	$0.50

2011 Compared to 2010

Volumes. Terminalling throughput volumes increased 33,216 bpd, or 20%, in 2011 compared to 2010 as a result of higher demand at the Mandan and Salt Lake City terminals and increased utilization at the Los Angeles, Vancouver, and Stockton terminals due to the movement of Tesoro's volumes from third-party assets to our assets. In addition, terminalling throughput volumes at the Martinez Terminal increased as a result of a scheduled turnaround at Tesoro's Martinez refinery in 2010. Short-haul pipeline transportation throughputs increased 4,970 bpd, or 8%, in 2011 compared to 2010 as a result of a scheduled turnaround at Tesoro's Utah refinery in 2010.

Financial Results. Revenues increased $32.3 million to $36.0 million in 2011 compared to $3.7 million in 2010 primarily attributable to the new 10-year master terminalling services, 10-year SLC pipeline transportation services and 10-year SLC storage and transportation services agreements with Tesoro that went into effect at the time of the Offering. Historically, third-party throughput activity was the sole source of revenue for this segment as our Predecessors did not record revenue for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. Accordingly, our Predecessors' revenues relate only to amounts received from third parties for these services.

Segment operating income increased $35.5 million to $9.3 million in 2011 compared to an operating loss of $26.1 million in 2010 primarily related to the differences in the way revenue is recorded by the Partnership as discussed above. In addition to the higher revenues, operating and maintenance expenses decreased $3.7 million, or 17%, to $17.7 million in 2011 compared to $21.3 million in 2010 related to imbalance settlement gains of $3.2 million in 2011 attributable to the commercial terminalling services agreement with Tesoro that went into effect at the time of the Offering and environmental liability accruals of $4.0 million recognized in 2010, partially offset by higher fees for professional services related to preliminary engineering work and the cost of purchased additives that had not previously been allocated to the Predecessors but are an operating expense for the Partnership subsequent to the Offering. The injection of these additives is considered an ancillary service provided by our terminals as outlined in our commercial agreements.

Depreciation and amortization expense remained flat at $7.0 million in 2011 compared to 2010 as minor amounts of assets were placed in service or retired during or between the periods. General and administrative expenses increased $1.2 million to $2.0 million in 2011 compared to $0.8 million in 2010 due to increased expenses for certain allocated employee related costs. Our Predecessors' general and administrative expenses included direct charges for the management and operation of our logistics assets and certain expenses allocated by Tesoro for general corporate services. Although Tesoro continues to charge the Partnership a similar combination of direct charges, the amounts allocated increased as a result of additional operational administrative resources utilized for management and growth of our assets.

2010 Compared to 2009

Volumes. Terminalling throughput volumes decreased 11,059 bpd, or 6%, in 2010 compared to 2009 primarily due to a decrease in throughput at the Martinez Terminal as a result of a scheduled turnaround at Tesoro's Martinez refinery in 2010. Short-haul pipeline transportation throughputs decreased 2,156 bpd, or 3%, due to a scheduled turnaround at Tesoro's Utah refinery in 2010.

Financial Results. Revenues increased $0.5 million, or 15%, to $3.7 million in 2010 compared to $3.2 million in 2009 primarily due to higher third-party throughput at the Vancouver and Anchorage terminals. Historically, third-party throughput activity was the sole source of revenue for this segment as our Predecessors did not record revenue for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. Accordingly, our Predecessors' revenues relate only to amounts received from third parties for these services.

Operating and maintenance expense increased $3.2 million, or 18%, to $21.3 million in 2010 compared to $18.1 million in 2009 due to an increase in environmental costs at our Martinez, Stockton and Anchorage terminals, partially offset by a decrease in repairs and maintenance expense and employee costs due to initiatives to reduce costs. Loss on asset disposals decreased $0.3 million, or 28%, to $0.8 million in 2010 compared to $1.1 million in 2009 primarily due to additional losses recognized in 2009 related to the retirement of certain assets at our Los Angeles terminal.

Depreciation and amortization expense decreased $0.8 million, or 11%, to $7.0 million in 2010 compared to $7.8 million in 2009 due to the acceleration of depreciation on a portion of our Los Angeles terminal that was retired in 2009. General and administrative expenses were relatively unchanged at approximately $0.8 million in 2010 compared to 2009.

CAPITAL RESOURCES AND LIQUIDITY

The Partnership retained $3.0 million of the net proceeds from the Offering for working capital needs, and we expect our ongoing sources of liquidity to include a combination of available cash and cash equivalents and cash flows generated from operations. In addition, our revolving line of credit is available and we may issue additional debt or equity securities for additional working capital or capital expenditures.

The table below summarizes the quarterly distributions paid related to 2011 financial results:

Quarter Ended	Total Quarterly Distribution Per Unit	Total Quarterly Distribution Per Unit, Annualized	Total Cash Distribution (in thousands)	Date of Distribution
June 30, 2011 (a)	$0.2448	$0.98	$7,621	August 12, 2011
September 30, 2011	0.3500	1.40	10,896	November 14, 2011
December 31, 2011	0.3625	1.45	11,286	February 13, 2012
______
(a) The quarterly cash distribution for the three months ended June 30, 2011 was calculated as the minimum quarterly cash distribution of $0.3375 per unit, or $1.35 per unit on an annualized basis, prorated for the period beginning April 26, 2011, the date TLLP commenced operations.

We intend to pay a quarterly distribution of at least $0.3375 per unit per quarter, which equates to $10.5 million per quarter, or $42.0 million per year, based on the number of common, subordinated and general partner units outstanding. We do not have a legal obligation to pay this distribution.

Historically, the Predecessors' sources of liquidity included cash generated from operations and funding from Tesoro. Cash receipts were deposited in Tesoro's bank accounts and all cash disbursements were made from those accounts. As such, historically, our Predecessors' financial statements have reflected no cash balances. The Partnership has bank accounts separate from Tesoro, but Tesoro provides treasury services on our general partner's behalf pursuant to the Amended Omnibus Agreement. Tesoro retained the working capital related to our Predecessors, as those asset and liability balances represented our Predecessors' transactions.

Revolving Credit Facility

We entered into a senior secured revolving credit agreement ("Revolving Credit Facility"), concurrent with the closing of the Offering, with a syndicate of banks and financial institutions. The Revolving Credit Facility provides for total loan availability of $150.0 million and allows us to request that the capacity be increased up to an aggregate of $300.0 million, subject to receiving increased commitments from the lenders. We borrowed $50.0 million under the Revolving Credit Facility, at the closing of the Offering, in order to fund a cash distribution to Tesoro in addition to the $283.0 million net distribution related to the Offering proceeds in consideration for contributed assets and to reimburse Tesoro for certain capital expenditures incurred with respect to the assets.

The Revolving Credit Facility is non-recourse to Tesoro, except for TLGP, and is guaranteed by all of our subsidiaries and secured by substantially all of our assets. Borrowings available under the Revolving Credit Facility are up to the total available revolving capacity of the facility. We had $50.0 million of borrowings and $0.3 million in letters of credit outstanding under the Revolving Credit Facility, resulting in a total unused credit availability of $99.7 million or 66% of the borrowing capacity as of December 31, 2011.

Borrowings under the Revolving Credit Facility bear interest at either a base rate plus the base rate margin or a Eurodollar rate plus the Eurodollar margin, upon election. The applicable margin varies based upon a certain coverage ratio, as defined. We also incur commitment fees for the unused portion of the Revolving Credit Facility at an annual rate. Letters of credit outstanding under the Revolving Credit Facility incur fees at the Eurodollar margin rate. The Revolving Credit Facility is scheduled to mature on April 25, 2014.

Our Revolving Credit Facility, as of December 31, 2011, was subject to the following expenses and fees:

Credit Facility	30 day Eurodollar (LIBOR) Rate	Eurodollar Margin	Base Rate	Base Rate Margin	Commitment Fee (unused portion)
TLLP Revolving Credit Facility (a)	0.30%	2.50%	3.25%	1.50%	0.50%
____________
(a) We have the option to elect if the borrowings will bear interest at either a base rate plus the base rate margin, or a Eurodollar rate, for the applicable period, plus the Eurodollar margin at the time of the borrowing.

The Revolving Credit Facility contains affirmative and negative covenants that, among other things, limit or restrict the Partnership's ability (as well as the ability of our subsidiaries) to:

•	incur additional indebtedness and incur liens on assets to secure certain debt;

•	make distributions from our subsidiaries;

•	dispose of assets unless the proceeds from those sales are used to repay debt or are reinvested in our business;

•	make certain amendments, modifications or supplements to organization documents and material contracts;

•	engage in certain business activities;

•	engage in certain mergers or consolidations and transfers of assets; and

•	enter into transactions with affiliates.

Additionally, covenants require TLLP to maintain consolidated interest coverage and leverage ratios. We submit compliance certifications to the bank quarterly, and we were in compliance with our debt covenants as of March 31, 2012.

Effective March 30, 2012, we amended our Revolving Credit Facility. Concurrent with the execution of the amendment, and pursuant to the terms of the original agreement, we exercised our option to increase the total loan availability from $150.0 million to an aggregate of $300.0 million. The amendment allows us to request that the availability be increased up to an aggregate of $450.0 million, subject to receiving increased commitments from the lenders, compared to the original agreement, which allowed an aggregate capacity of $300.0 million. On April 2, 2012, concurrent with the closing of the Contribution, we borrowed an additional $68.0 million under the Revolving Credit Facility to fund a portion of the consideration for the Martinez Terminal. See additional discussion surrounding the Contribution in "Overview and Business Strategy."

Cash Flow Summary

Components of our cash flows are set forth below (in thousands):

	Years Ended December 31,
	2011	2010	2009
Cash Flows From (Used In):
Operating Activities	$28,478	$(21,031)	$(20,945)
Investing Activities	(13,765)	(4,711)	(13,909)
Financing Activities	3,613	25,742	34,854
Increase in Cash and Cash Equivalents	$18,326	$—	$—

Operating Activities. Net cash from (used in) operating activities increased $49.5 million to $28.5 million in 2011 from $(21.0) million in 2010. The increase was related to higher revenues and net income as a result of our executed commercial agreements with Tesoro. Net cash used in operating activities was relatively unchanged, increasing $0.1 million to $21.0 million in 2010 compared to $20.9 million in 2009.

Investing Activities. Net cash used in investing activities in 2011 increased $9.1 million to $13.8 million compared to $4.7 million in 2010 related to higher capital expenditures in 2011 including various maintenance and expansion capital projects discussed below under "Capital Expenditures." Net cash used in investing activities decreased $9.2 million, or 66%, to $4.7 million in 2010 compared to $13.9 million in 2009. The decrease was due to lower capital expenditures in 2010 as various projects at our Los Angeles, Boise, Anchorage and Vancouver terminals and Salt Lake City storage facility were substantially complete in 2009.

Financing Activities. Net cash from financing activities in 2011 decreased $22.1 million to $3.6 million from $25.7 million in 2010 primarily as a result of transactions related to the initial public offering. We received net proceeds of $286.0 million from the sale of 14,950,000 common units, after deducting offering costs and debt issuance costs of approximately $28.0 million and retained $3.0 million of these proceeds for working capital purposes before the cash distribution to Tesoro. We distributed $283.0 million to Tesoro in consideration for contributed assets and to reimburse Tesoro for certain capital expenditures incurred with respect to the assets. We also borrowed $50.0 million under the Revolving Credit Facility at the closing of the Offering in order to fund an additional cash distribution to Tesoro. In addition to the transactions related to the initial public offering, we paid quarterly cash distributions following the Offering totaling $18.5 million in 2011.

Historically, the Predecessors' sources of liquidity included cash generated from operations and funding from Tesoro. Cash receipts were deposited in Tesoro's bank accounts and all cash disbursements were made from those accounts. The Sponsor contribution of $16.5 million included in cash from financing activities in 2011 was the funding of the net loss for the Predecessors less any non-cash contributions. Net cash provided by financing activities decreased $9.1 million, or 26%, from $34.9 million in 2009 due to lower capital contributions from Tesoro in 2010.

Capital Expenditures

The Partnership's operations are capital intensive, requiring investments to expand, upgrade or enhance existing operations as well as to maintain assets and ensure regulatory compliance. The cost estimates described below are subject to further review, analysis and permitting requirements and include estimates for capitalized interest and labor. Our capital requirements consist of maintenance and expansion capital expenditures. Maintenance capital expenditures include expenditures required to maintain equipment reliability and integrity and to address regulatory compliance. Expansion capital expenditures include expenditures to acquire or construct new assets and to expand existing facilities or services that may increase throughput capacity on our pipelines and in our terminals or increase storage capacity at our storage facilities. Tesoro reimburses us for projects covered under the Amended Omnibus Agreement, which provides for reimbursement of various projects in progress at the time the Partnership acquired the assets from Tesoro. In addition, Tesoro may reimburse us for projects that provide a greater economic benefit to Tesoro than the Partnership.

Capital spending for the years ended December 31, 2011, 2010 and 2009 were $17.3 million, $4.5 million and $10.3 million, respectively. Capital spending for TLLP, for the period beginning April 26, 2011, was $10.7 million. For 2012, we estimate that total capital expenditures will be approximately $65.5 million for both maintenance and expansion capital projects, which has increased to reflect additional expansion capital projects including projects to expand our crude oil gathering capabilities and terminalling capacity. We anticipate that these capital expenditures will be funded primarily with cash generated from operations, reimbursement by Tesoro for certain capital expenditures and borrowings under our revolving credit facility.

The following table is a summary of our capital expenditures for the year ended December 31, 2011, disaggregated to present the results of operations of our Predecessors and of TLLP (for the period beginning April 26, 2011) (in thousands):

	Predecessors	Tesoro Logistics LP	Year ended December 31, 2011
Maintenance	$5,181	$1,744	$6,925
Expansion	1,501	8,917	10,418
Total Capital Expenditures	$6,682	$10,661	$17,343

Our 2012 budgeted and 2011 actual capital spending amounts are comprised of the following project categories at December 31, 2011:

	Percent of 2012	Percent of 2011
Project Category	Capital Budget	Capital Spending
Maintenance	10%	40%
Expansion	90%	60%

Maintenance capital expenditures. Maintenance capital spending for TLLP, for the period beginning April 26, 2011, was $1.7 million. Maintenance capital spending in 2011 increased $2.8 million, or 69%, to $6.9 million compared to $4.1 million in 2010 primarily related to various projects at the Martinez Terminal and a tank project at our Anchorage terminal. We estimate that our maintenance capital expenditures for 2012 will be approximately $6.5 million for anticipated capital projects related to maintenance at certain of our terminals.

Expansion capital expenditures. Expansion capital spending for TLLP, for the period beginning April 26, 2011, was $8.9 million. Expansion capital spending in 2011 increased $10.0 million to $10.4 million compared to $0.4 million in 2010 primarily related to 2011 expenditures for the SLC and Burley terminals' ethanol blending projects and the gathering hub and pipeline project for the new Connolly station on our High Plains Pipeline. Amounts expended for the Connolly project are reimbursed to us by Tesoro. We estimate that our expansion capital expenditures for 2012 will be approximately $59.0 million.

The following discussion describes our expansion capital spending plan, which is subject to further review and analysis and includes estimates for capitalized interest and labor costs:

Crude Oil Gathering Segment

Our overall strategy in the Bakken region is focused on growth projects that increase the utilization of our existing capacity, expand our pipeline gathering system, increase our pipeline capacity, add additional destinations from our pipeline system and lower our overall costs. We expect total expansion capital spend for the Crude Oil Gathering segment to be approximately $34.0 million in 2012.

Our 2012 growth plan, in support of this strategy, is to invest approximately $28.0 million in projects that are expected to increase volumes delivered by the High Plains system by 50,000 bpd, which includes approximately $20.0 million on pipeline gathering projects. This incorporates increasing deliveries to Tesoro's North Dakota refinery and deliveries to new pipeline destinations. We expect to complete these projects in 2013.

Also, we plan to invest approximately $6.0 million on additional truck unloading, tankage and pumping capacity on the High Plains system to support the 2011 announced expansion of Tesoro's North Dakota refinery. We spent $2.0 million on these projects in 2011, and we expect to spend an additional estimated $4.0 million in 2012 to complete these projects in the second quarter of 2012.

Further, Tesoro has announced a long-term agreement with Rangeland Energy, LLC for access to their crude oil loading terminal and pipeline facility in North Dakota including a direct connection to the Partnership's High Plains system. The total capital estimate for the project is expected to be approximately $1.5 million. We expect the facility to be in service in the second quarter of 2012.

In support of our efforts to grow our pipeline gathering network on the High Plains system we are building a new gathering hub and an initial gathering pipeline at the Connolly station. The project, which is substantially complete, is expected to cost approximately $4.0 million in total, of which $3.0 million was spent in 2011. We expect to spend approximately $1.0 million in 2012 to fully complete the project in the first quarter of 2012. We expect future phases to provide opportunities for incremental gathering tariffs and fees.

Terminalling, Transportation and Storage Segment

As part of our 2012 growth plan, we expect to grow terminalling volumes over 25,000 bpd by year-end 2013 through capital investment designed to increase our throughput capacity. A project for waxy crude offloading, originally planned for 2013, with throughput of 20,000 bpd has been rescheduled for 2014 to coincide with maintenance downtime at Tesoro's Salt Lake City ("SLC") refinery. We expect to spend a total of approximately $25.0 million in expansion capital in 2012 in our Terminalling, Transportation and Storage segment. Our growth plan includes estimated spending on projects in 2012 including approximately $14.0 million of capital on new projects to expand the throughput capacity at several of our terminals including the Los Angeles and Mandan terminals, which are expected to be completed in 2013.

As part of the growth plan, we also expect to spend approximately $10.0 million in 2012 on the Stockton terminal expansion, which will add storage capacity that will allow for an increase in volume delivered through the terminal. The Stockton terminal project is expected to be complete in the fourth quarter of 2012.

We recently completed the addition of ethanol blending capabilities at our Burley terminal and expect our 2012 capital spend for this project to be approximately $1.0 million. Additionally, we expect to spend approximately $3.0 million in future periods to upgrade the Los Angeles terminal to allow the offloading of transmix for transportation to Tesoro's Los Angeles refinery.

Contractual Obligations

We have numerous contractual commitments for purchases associated with the operation of our assets, our revolving credit facility and our operating leases (see our combined consolidated financial statements and related notes in this Form 8-K). We also have minimum contractual spending requirements for certain capital projects. A summary of our contractual obligations as of December 31, 2011, is as follows (in thousands):

	2012	2013	2014	2015	2016	Thereafter	Total
Long-term debt obligations (a)	$1,537	$1,537	$50,512	$—	$—	$—	$53,586
Operating lease obligations (b)	2,021	1,802	1,047	549	505	28	5,952
Other purchase obligations (c)	108	—	—	—	—	—	108
Capital expenditure obligations (d)	2,520	—	—	—	—	—	2,520
Total Contractual Obligations	$6,186	$3,339	$51,559	$549	$505	$28	$62,166
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(a) Includes maturities of principal and interest payments. Amounts and timing may be different from our estimated commitments due to potential voluntary debt prepayments and borrowings.
(b) Minimum operating lease payments for operating leases having initial or remaining non-cancellable lease terms in excess of one year primarily related to our truck vehicle leases and, to a lesser extent, leases for terminals and pump stations and property leases.
(c) Purchase obligations include service agreement commitments that are enforceable and legally binding on us that meet any of the following criteria: (1) they are non-cancellable, (2) we would incur a penalty if the agreement was cancelled, or (3) we must make specified minimum payments even if we do not take delivery of the contracted products or services. If we can unilaterally terminate the agreement simply by providing a certain number of days notice or by paying a termination fee, we have included the termination fee or the amount that would be paid over the "notice period." Contracts that can be unilaterally terminated without a penalty are not included.
(d) Minimum contractual spending requirements for certain capital projects.

We do not have any capital lease obligations as of December 31, 2011. Further, due to the uncertainty as to the timing of future cash flows for asset retirement obligations, we excluded the future cash flows of noncurrent liabilities from the table above. See additional information on asset retirement obligations in our combined consolidated financial statements and related notes in this Form 8-K.

Off Balance Sheet Arrangements

We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Environmental and Other Matters

Environmental Regulation.  We are subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment or otherwise relate to protection of the environment. Compliance with these laws and regulations may require us to remediate environmental damage from any discharge of petroleum or chemical substances from our facilities or require us to install additional pollution control equipment on our equipment and facilities. Our failure to comply with these or any other environmental or safety-related regulations could result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory and remedial liabilities, and the issuance of injunctions that may subject us to additional operational constraints.

Future expenditures may be required to comply with the federal, state and local environmental requirements for our various sites, including our storage facility, pipelines and refined products terminals. The impact of these legislative and regulatory developments, if enacted or adopted, could result in increased compliance costs and additional operating restrictions on our business, each of which could have an adverse impact on our financial position, results of operations and liquidity. Tesoro indemnifies us for certain of these costs as described in the Amended Omnibus Agreement.

Environmental Liabilities.  Contamination resulting from spills of crude oil and refined products is not unusual within the petroleum refining, terminalling or pipeline industries. Historic spills along our pipelines, gathering systems and terminals as a result of past operations have resulted in contamination of the environment, including soils and groundwater. Site conditions, including soils and groundwater, are being evaluated at our properties where operations have resulted in releases of hydrocarbons and other wastes. A number of our properties have known hydrocarbon or other hazardous material contamination in soil and groundwater, particularly our Martinez, Anchorage, Stockton and Los Angeles terminals.

Tesoro has been party to various litigation and contingent loss matters, including environmental matters, arising in the ordinary course of business. The outcome of these matters cannot always be accurately predicted, but our Predecessors have recognized historical liabilities for these matters based on estimates and applicable accounting guidelines and principles.  These liabilities were based on engineering estimates, expected timing, extent of remedial actions required by governing agencies and experience gained from similar sites for which environmental assessments or remediation have been completed. It is possible that the estimates will change and that remediation costs could be adjusted as more information becomes available.

The accrued liabilities of record at the time of the Offering and those related to the Martinez Terminal at the time of the Contribution are included in our Predecessors' combined financial statements. Liabilities were recorded when site restoration and environmental remediation and cleanup obligations were considered probable and could be reasonably estimated. Environmental liabilities of $6.4 million were accrued as of December 31, 2010, for groundwater and soil remediation projects at our Martinez, Stockton, Burley and Anchorage terminals, which were retained by Tesoro at the closings of the Offering and the Contribution. Environmental liabilities of $3.4 million were accrued as of December 31, 2011, for groundwater and soil remediation at our Martinez Terminal, which were retained by Tesoro at the closing of the Contribution.

We are currently, and expect to continue, incurring expenses for environmental cleanup at a number of our pipelines, terminals and storage facilities. As part of the Amended Omnibus Agreement, Tesoro indemnifies us for certain environmental liabilities associated with the ownership or operation of our assets and arising at or before the closing of the Offering on April 26, 2011 or the Contribution of the Martinez Terminal. Indemnification for unknown environmental and title liabilities is limited to pre-closing conditions identified prior to the earlier of April 26, 2016, and the date that Tesoro no longer controls our general partner (provided that, in any event, such date shall not be earlier than April 26, 2013). Under the Amended Omnibus Agreement the aggregate annual deductible for each type (unknown environmental liabilities or title matters) of liability was increased from $0.25 million to $0.4 million before we are entitled to indemnification in any calendar year.

Neither we nor our general partner has any contractual obligation to investigate or identify any such unknown environmental liabilities after the closing of the Offering on April 26, 2011. We have agreed to indemnify Tesoro for events and conditions associated with the ownership or operation of our assets that occur after the closing of the Offering and for environmental liabilities related to our assets to the extent Tesoro is not required to indemnify us for such liabilities.

ACCOUNTING STANDARDS

Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note A to our combined consolidated financial statements in this Form 8-K. We prepare our financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Actual results could differ from those estimates. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing our financial statements and the uncertainties that could impact our financial condition and results of operations.

Depreciation. We calculate depreciation expense using the straight-line method based on estimated useful lives and salvage values of assets. When assets are placed into service, we make estimates with respect to their useful lives that we believe are reasonable. However, factors such as maintenance levels, economic conditions impacting the demand for these assets, and regulatory or environmental requirements could cause us to change our estimates, thus impacting the future calculation of depreciation expense. Because of the expected long useful lives of the property and equipment, we depreciate our property and equipment over periods ranging from one to 30 years. Changes in the estimated useful lives of the assets could have a material adverse effect on our results of operations.

Impairment of Long-Lived Assets. We review property, plant and equipment and other long-lived assets for impairment whenever events or changes in business circumstances indicate the net book values of the assets may not be recoverable. Factors that indicate potential impairment include: a significant decrease in the market value of the asset, operating or cash flow losses associated with the use of the asset, and a significant change in the asset’s physical condition or use. Impairment is indicated when the undiscounted cash flows estimated to be generated by those assets are less than the assets’ net book value. If this occurs, an impairment loss is recognized equal to the amount by which the asset’s net book value exceeds its fair market value.

Fair market value is generally based on the present values of estimated future cash flows in the absence of quoted market prices. Estimates of future cash flows and fair market values of assets require subjective assumptions with regard to several factors, including an assessment of global market conditions, future operating results and forecasts of the remaining useful lives of the assets. Actual results could differ from those estimates. No impairments of long-lived assets were recorded during the periods included in these financial statements.

Accounting for Asset Retirement Obligations. An asset retirement obligation ("ARO") is an estimated liability for the cost to retire a tangible asset. We have recorded AROs at fair value in the period in which we have a legal obligation to incur this liability and can make a reasonable estimate of the fair value of the liability. Cost projections are based on engineering estimates, expected timing, probability of occurrence, experience gained from similar sites for which comparable projects have been completed and other closure costs using our credit-adjusted risk free rate. These estimates will be re-evaluated and adjusted as necessary as more information becomes available.

The calculation of fair value is based on further assumptions including projected cash flows, inflation, a discount rate, a settlement date or range of potential settlement dates and the probabilities associated with settlement. When the liability is initially recorded, the cost is capitalized by increasing the book value of the related long-lived tangible asset. The liability is accreted through operating expenses to its estimated settlement value and the related capitalized cost is depreciated over the asset’s useful life. Settlement dates are estimated by considering our past practice, industry practice, management’s intent and estimated economic lives.

Estimates of the fair value for certain AROs may not be made as settlement dates (or range of dates) associated with these assets are not estimable because we intend to operate and maintain our assets as long as supply and demand for petroleum products exists. AROs primarily include regulatory or contractual obligations for the expected future demolition or removal of assets and related hazardous materials, if applicable, located at our leased facilities including the demolition or removal of tanks, pipelines or other equipment.

Contingencies. In the ordinary course of business, we become party to lawsuits, administrative proceedings and governmental investigations, including environmental, regulatory and other matters. Large, and sometimes unspecified, damages or penalties may be sought from us in some matters for which the likelihood of loss may be possible but the amount of loss is not currently estimable. We did not have any outstanding lawsuits, administrative proceedings or governmental investigations as of December 31, 2011.

Imbalances. We experience volume gains and losses, which we sometimes refer to as imbalances, within our pipelines, terminals and storage facilities due to pressure and temperature changes, evaporation and variances in meter readings and in other measurement methods. The value of any crude oil or refined product imbalance losses resulting from contractual provisions under which we bear any crude oil volume losses in excess of amounts contractually specified is determined by reference to the monthly average market reference price for the applicable commodity, less a specified discount. Any imbalances under these provisions reduce our operating and maintenance expenses in the period in which they are realized to the extent they are within the loss allowance and increase our operating and maintenance expenses in such period to the extent they exceed the loss allowance.

Unit-based Compensation. Our general partner provides unit-based compensation to officers and non-employee directors for the Partnership, which includes service and performance phantom unit awards. We follow the fair value method of accounting for unit-based compensation. The fair value of our service phantom unit awards on the date of grant is equal to the market price of our common units. We estimate the grant date fair value of performance phantom unit awards using a Monte Carlo simulation at the inception of the award.

The Monte Carlo simulation requires assumptions including the expected term the unit-based awards are held until exercised, the estimated volatility of our unit price over the expected term, the number of awards that will be forfeited prior to vesting, the possibility that the market condition may not be satisfied and the impact of multiple price outcomes. Expenses related to unit-based compensation are included in general and administrative expenses.